As filed with the Securities and Exchange Commission on December 30, 2011

Registration No. 333-168034

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRIMUS GUARANTY, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0402357
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

(Address of Principal Executive Offices)

Primus Guaranty, Ltd. Incentive Compensation Plan

Written Compensation Agreements with Certain Employees

(Full title of the plan)

Vincent B. Tritto, Esq.

General Counsel

Primus Asset Management, Inc.

360 Madison Avenue, 25th Floor

New York, New York 10017

(Name and address of agent for service)

(212) 697-2227

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Stephen P. Farrell, Esq.

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

Fax: (212) 309-6001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Primus Guaranty, Ltd. (the “Company”) on Form S-8 (Registration No. 333-168034), filed with the Securities and Exchange Commission on July 8, 2010 (the “Registration Statement”), which registered the offering of common shares, $0.08 par value (“Common Shares”), subject to restricted share units, performance share units, performance share awards or deferred share awards, or reserved for future grants, under the Primus Guaranty, Ltd. Incentive Compensation Plan, Common Shares subject to restricted share units granted under written compensation agreements with certain employees, restricted share units, performance share units, performance share awards and deferred share awards (collectively, the “Securities”).

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of post-effective amendment any Securities which remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to deregister any Securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 30th day of December, 2011.

PRIMUS GUARANTY, LTD.

By:	/s/ Richard Claiden
Richard Claiden
Chief Executive Officer

Each person whose signature appears below constitutes and appoints each of Richard Claiden, Christopher N. Gerosa and Vincent B. Tritto, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

Name	Date	Title
/s/ Richard Claiden	December 30, 2011	Chief Executive Officer (principal executive officer)
Richard Claiden

/s/ Christopher N. Gerosa	December 30, 2011	Chief Financial Officer and Treasurer (principal financial and principal accounting officer)
Christopher N. Gerosa

/s/ Michael P. Esposito, Jr.	December 30, 2011	Director and Chairman of the Board
Michael P. Esposito, Jr.

/s/ Frank P. Filipps	December 30, 2011	Director
Frank P. Filipps

/s/ Thomas J. Hartlage	December 30, 2011	Director
Thomas J. Hartlage

/s/ James H. MacNaughton	December 30, 2011	Director
James H. MacNaughton

/s Michael M. Sullivan	December 30, 2011	Director
Michael M. Sullivan

/s/ Vincent Vertin	December 30, 2011	Director
Vincent Vertin